EXHIBIT 99.1

BROADRIDGE REPORTS FOURTH QUARTER AND FISCAL YEAR 2018 RESULTS
Fiscal Year Diluted EPS Growth of 32% and Adjusted EPS Growth of 34%
Record Closed Sales of $215 million, up 14%
Full Year Recurring Revenues and Total Revenues rise 6% and 5%, respectively
Board Approves 33% Increase in Annual Dividend Amount to $1.94
Guidance of 12-16% Diluted EPS Growth and 9-13% Adjusted EPS Growth in Fiscal Year 2019
LAKE SUCCESS, N.Y., August 7, 2018 - Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the fourth quarter of its fiscal year 2018. Results for the three and twelve months ended June 30, 2018 compared with the same period last year were as follows:

Summary Financial Results	Fourth Quarter			Fiscal Year
Dollars in millions, except per share data	2018	2017	Change	2018	2017	Change

Total revenues	$1,320	$1,346	(2)%	$4,330	$4,143	5%
Recurring fee revenues	862	806	7%	2,610	2,451	6%

Operating income	265	297	(11)%	595	532	12%
Operating income margin	20.1%	22.1%		13.7%	12.8%

Adjusted Operating income - Non-GAAP	290	324	(10)%	685	623	10%
Adjusted Operating income margin - Non-GAAP	22.0%	24.1%		15.8%	15.0%

Diluted EPS	$1.72	$1.57	10%	$3.56	$2.70	32%
Adjusted EPS - Non-GAAP	$1.86	$1.71	9%	$4.19	$3.13	34%

Closed sales	$115	$64	81%	$215	$188	14%
“Broadridge had a strong fourth quarter to cap off a very strong fiscal 2018. I am especially pleased by our success in Closed sales, as we delivered a record sales quarter and fiscal year," said Rich Daly, Broadridge’s Chief Executive Officer. “Broadridge also achieved 10% Adjusted Operating income growth for the full year while making investments in new products and technologies including artificial intelligence, blockchain, cloud, and digital. Adjusted EPS grew 34% in fiscal 2018, aided by our strong performance and lower tax rate.”
“We expect fiscal 2019 to be another strong year as we build off the momentum of 2018. Our guidance calls for recurring fee revenue growth in the range of 5% to 7% and Adjusted EPS growth of 9% to 13%. With a robust pipeline, we expect Closed sales in the range of $185 million to $225 million. The combination of our strong fiscal 2018 and our outlook for 2019 has put Broadridge on track to achieve the three-year objectives laid out at our Investor Day last December.”
“I am more confident than ever that Broadridge is well positioned to deliver future growth,” Mr. Daly concluded.

Fiscal Year 2019 Financial Guidance
The Company anticipates:

Recurring fee revenue growth	5-7%
Total revenue growth	3-5%

Operating income margin - GAAP	~14.5%
Adjusted Operating income margin - Non-GAAP	~16.5%

Diluted earnings per share growth	12-16%
Adjusted Earnings per share growth - Non-GAAP	9-13%

Free cash flow - Non-GAAP	$565-615M
Closed sales	$185-225M

Note: Fiscal year 2019 guidance includes $25 million of excess tax benefits related to stock-based compensation, down from $41 million in fiscal year 2018.

Financial Results for the Fourth Quarter of Fiscal Year 2018
Revenues
Revenues for the three months ended June 30, 2018 ("fourth quarter of fiscal year 2018") decreased 2% to $1,320 million from $1,346 million in the prior year period.
Recurring fee revenues rose 7% to $862 million from $806 million. The increase in recurring fee revenues reflected organic growth of 6% (including 3pts from internal growth and 3pts from Net New Business) and 1pt from our recent acquisitions. Event-driven fee revenues decreased 33% to $61 million, primarily from decreased mutual fund proxy and equity proxy contests.
Distribution revenues decreased $53 million, or 11%, to $423 million. Changes in foreign currency rates positively impacted revenues by $2 million as compared to the prior year period.
Operating Income
For the fourth quarter of fiscal year 2018:

•
Operating income was $265 million, a decrease of $32 million, or 11%, compared to $297 million for the prior year period. Operating income margin decreased to 20.1%, compared to 22.1% for the prior year period.

•
Adjusted Operating income was $290 million, a decrease of $34 million, or 10%, compared to $324 million for the prior year period. Adjusted Operating income margin decreased to 22.0%, compared to 24.1% for the prior year period.

•
The decreases in Operating income margin and Adjusted Operating income margin are primarily due to the decrease in event-driven fee revenues and an increase in other operating expenses, including growth initiatives.

Interest Expense and Other Non-Operating Income
Interest expense, net for the fourth quarter of fiscal year 2018 was $10 million, a decrease of $1 million, or 8%, compared to $11 million for the prior year period. The decrease was primarily due to a $1 million increase in interest income.
Other non-operating income, net was $3 million, an increase of $4 million, compared to $2 million of Other non-operating expense, net for the prior year period. The increase was primarily due to decreased foreign currency transaction losses.

Effective Tax Rate
The effective tax rate for the fourth quarter of fiscal year 2018 was 19.8% compared to 34.3% for the prior year period. The decrease in the effective tax rate is primarily due to the recognition of $22 million of excess tax benefits attributable to stock-based compensation as well as the corporate tax rate change under the Tax Cuts and Jobs Act (the “Tax Act”).
Net Earnings and Earnings per Share
For the fourth quarter of fiscal year 2018:

•	Net earnings increased 11% to $207 million, compared to $187 million for the prior year period.

•	Adjusted Net earnings increased 9% to $224 million, compared to $204 million for the prior year period.

•	Diluted earnings per share increased 10% to $1.72, compared to $1.57 for the prior year period.

•	Adjusted earnings per share increased 9% to $1.86 compared to $1.71 for the prior year period.
Segment and Other Results for the Fourth Quarter of Fiscal Year 2018
Investor Communication Solutions ("ICS")
ICS revenues for the fourth quarter of fiscal year 2018 were $1,112 million, a decrease of $44 million, or 4%, compared to $1,156 million for the prior year period.

•
Recurring fee revenues rose $39 million, or 7%, to $628 million. The increase was attributable to: (i) internal growth (3pts), (ii) Net New Business from increases in revenue from Closed sales (2pts) and (iii) revenues from acquisitions (1pt).

•
Internal growth was driven by position growth for annual equity proxy communications and mutual fund and exchange traded fund ("ETF") interims, which rose 11% and 13%, respectively. These are partially offset by lower volumes from other communications.

•	Event-driven fee revenues decreased $30 million, or 33%, to $61 million, the result of decreased mutual fund proxy and equity proxy contests.

•	Distribution revenues decreased $53 million, or 11%, to $423 million.
ICS earnings before income taxes for the fourth quarter of fiscal year 2018 were $284 million, a decrease of $14 million, or 5%, compared to $298 million for the prior year period, primarily due to lower event-driven revenues and an increase in other operating expenses partially offset by higher recurring fee revenues. Pre-tax margins decreased by 0.3 percentage points to 25.5% from 25.8%.
Global Technology and Operations ("GTO")
GTO revenues for the fourth quarter of fiscal year 2018 were $234 million, an increase of $17 million, or 8%, compared to $217 million in the prior year period. The increase was attributable to: (i) internal growth from higher trade and non-trade activity levels (4pts) and (ii) higher Net New Business from increases in revenue from Closed sales (4pts).
GTO earnings before income taxes for the fourth quarter of fiscal year 2018 were $46 million, an increase of $7 million, or 18%, compared to $39 million in the prior year period, due to higher organic revenues. Pre-tax margins increased by 1.8 percentage points to 19.8% from 18.0%.
Other
Other Pre-tax loss increased 42% in the fourth quarter of fiscal year 2018 to $74 million from $53 million in the prior year period. The increased loss was primarily due to higher spending on growth initiatives and higher performance-based compensation expense, partially offset by decreased foreign currency transaction losses.
Financial Results for the Fiscal Year Ended June 30, 2018
Revenues
Revenues for the fiscal year ended June 30, 2018 increased 5% to $4,330 million from $4,143 million in the prior year period.

Recurring fee revenues rose 6% to $2,610 million from $2,451 million. The increase in recurring fee revenues reflected organic growth of 5% (including 3pts from Net New Business and 2pts from internal growth) and 1pt from our recent acquisitions. Event-driven fee revenues rose 30% to $284 million from $219 million, primarily from increased equity proxy contests and mutual fund proxy activity.
Distribution revenues decreased $41 million, or 3%, to $1,513 million. Changes in foreign currency rates positively impacted revenues by $4 million as compared to the prior year period.
Operating Income
For fiscal year 2018:

•
Operating income was $595 million, an increase of $63 million, or 12%, compared to $532 million for the prior year period. Operating income margin increased to 13.7%, compared to 12.8% for the prior year period.

•
Adjusted Operating income was $685 million, an increase of $62 million, or 10%, compared to $623 million for the prior year period. Adjusted Operating income margin increased to 15.8%, compared to 15.0% for the prior year period.

•	The increases in Operating income margin and Adjusted Operating income margin are primarily due to the increase in recurring fee revenues and event-driven fee revenues.
Interest Expense and Other Non-Operating Expenses
Interest expense, net for the fiscal year ended June 30, 2018 was $39 million, a decrease of $4 million, or 10%, compared to $43 million for the fiscal year ended June 30, 2017. The decrease was primarily due to $2 million of lower interest expense and a $2 million increase in interest income.
Other non-operating income, net was $5 million, an increase of $5 million, compared to $1 million of Other non-operating expenses, net for the fiscal year ended June 30, 2017. The increase was primarily due to lower expense of $7 million related to decreased foreign currency transaction losses and lower losses related to minority equity investments of $2 million partially offset by a decrease of $4 million in investment gains.
Effective Tax Rate
The effective tax rate for the fiscal year ended June 30, 2018 was 23.7%, compared to 33.1% for the prior year period. The decrease in the effective tax rate is primarily due to the recognition of $41 million of excess tax benefits attributable to stock-based compensation as well as a reduced federal tax rate, partially offset by $15 million of net tax charges relating to the enactment of the Tax Act.
During fiscal year 2018, the Company incurred a net total of $15 million ("the net tax charge") tax expense resulting from the recent changes to U.S. tax laws. These expenses included $31 million in charges relating to earnings of certain foreign subsidiaries and earnings deemed repatriated for U.S. tax purposes. The charges were offset by a $15 million benefit from the remeasurement of the Company's net U.S. federal and state deferred tax liabilities.
Excluding the $41 million of excess tax benefits and the net tax charge of $15 million, the provision for income taxes would have been $159 million for the fiscal year ended June 30, 2018, and the effective tax rate would have been 28.3%.
Net Earnings and Earnings per Share
For the fiscal year ended June 30, 2018:

•	Net earnings increased 31% to $428 million, compared to $327 million for the prior year period.

•	Adjusted Net earnings increased 33% to $504 million, compared to $378 million for the prior year period.

•	Diluted earnings per share increased 32% to $3.56, compared to $2.70 for the prior year period.

•	Adjusted earnings per share increased 34% to $4.19 compared to $3.13 for the prior year period.
Segment and Other Results for Fiscal Year Ended June 30, 2018
Investor Communication Solutions
ICS revenues for the fiscal year ended June 30, 2018 were $3,496 million, an increase of $97 million, or 3%, compared to $3,399 million for the prior year period.

•
Recurring fee revenues rose $73 million, or 5%, to $1,699 million compared to $1,626 million in the prior year period. The increase was attributable to: (i) Net New Business from increases in revenues from Closed sales (2pts), internal growth (2pt) and (ii) revenues from acquisitions (1pt).

•
Internal growth was driven by position growth for annual equity proxy communications and mutual fund and ETF interims, which rose 11% and 10%, respectively, partially offset by lower volumes of other communications.

•	Event-driven fee revenues increased $65 million, or 30%, to $284 million, the result of increased equity proxy contests and mutual fund proxy activity.

•	Distribution revenues decreased $41 million, or 3%, to $1,513 million.
ICS earnings before income taxes for the fiscal year ended June 30, 2018 were $495 million, an increase of $66 million, or 16%, compared to $428 million for the prior year period, primarily due to higher recurring fee revenues and event-driven fee revenues. Pre-tax margins increased by 1.5 percentage points to 14.1% from 12.6%.
Global Technology and Operations
GTO revenues for the fiscal year ended June 30, 2018 were $912 million, an increase of $86 million, or 10%, compared to $825 million in the prior year period. The increase was attributable to: (i) higher Net New Business from Closed sales (5pts), (ii) internal growth from higher trade and non-trade activity levels (4pts) and (iii) revenue from recent acquisitions (2pts).
GTO earnings before income taxes were $199 million, an increase of $37 million, or 23%, compared to $162 million in the prior year period, primarily due to higher organic revenues. Pre-tax margins increased by 2.2 percentage points to 21.9% from 19.7%.
Other
Other Pre-tax loss increased 37% in the fiscal year ended June 30, 2018 to $151 million from $111 million in the prior year period. The increased loss was primarily due to higher spending on growth initiatives and higher performance-based compensation expense, partially offset by decreased foreign currency transaction losses.
Changes in U.S. Federal Tax Laws
The Tax Act was enacted into law on December 22, 2017. One of the primary provisions of this new legislation is a reduction of the U.S. federal corporate statutory rate to 21% from 35%. With a fiscal year ending June 30, 2018, Broadridge's full year corporate rate was subject to a blended rate that included both the new and old rates. Beginning in fiscal year 2019, the Company will realize the full benefit of the lower corporate statutory rate in its provision for income taxes.
In addition, as a result of the changes in tax laws, Broadridge incurred a net tax charge of $15 million tax expense related to the repatriation of earnings from certain foreign subsidiaries and the tax remeasurement of the Company's net U.S. federal and state deferred tax liabilities. This amount is provisional and represents the Company's best estimate of the expected impact from the tax law changes. The ultimate impact of these changes may differ from Broadridge's estimate due to changes in interpretations and assumptions made by the Company, additional regulatory guidance that may be issued, as well as the amount of our fiscal year 2018 earnings before taxes.
Fourth Quarter 2018 Acquisitions
In May 2018, the Company acquired FundAssist Limited, a regulatory, marketing and sales solutions service provider to the global investments industry, for an aggregate purchase price of $47 million. In June 2018, the Company acquired MackayWilliams LLP, a specialist European fund market and research firm, for an aggregate purchase price of $8 million.
Other Events
Dividend Declaration and Increase
On August 6, 2018, Broadridge's Board of Directors declared a quarterly dividend of $0.485 per share payable on October 3, 2018 to shareholders of record on September 18, 2018.  This declaration reflects the Board's approval of an increase in the annual dividend amount by 33% from $1.46 to $1.94, subject to the discretion of the Board to declare quarterly dividends.  With this increase, the company's annual divided has increased for the eleventh consecutive year since becoming a public company in 2007.

Earnings Conference Call
An analyst conference call will be held today, Tuesday, August 7, 2018 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the live event and access the slide presentation, visit Broadridge’s Investor Relations website at www.broadridge-ir.com prior to the start of the webcast. To listen to the call, investors may also dial 1-844-348-2805 within the United States and international callers may dial 1-213-785-7185.
A replay of the webcast will be available and can be accessed in the same manner as the live webcast at the Broadridge Investor Relations site. Through August 21, 2018, the recording will also be available by dialing 1-855-859-2056 passcode: 3275599 within the United States or 1-404-537-3406 passcode: 3275599 for international callers.
Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures
The Company’s results in this press release are presented in accordance with U.S. generally accepted accounting principles ("GAAP") except where otherwise noted. In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”). These Non-GAAP measures are Adjusted Operating income, Adjusted Operating income margin, Adjusted Net earnings, Adjusted earnings per share, and Free cash flow. These Non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results.
The Company believes our Non-GAAP financial measures help investors understand how management plans, measures and evaluates the Company’s business performance. Management believes that Non-GAAP measures provide consistency in its financial reporting and facilitates investors’ understanding of the Company’s operating results and trends by providing an additional basis for comparison. Management uses these Non-GAAP financial measures to, among other things, evaluate our ongoing operations, for internal planning and forecasting purposes and in the calculation of performance-based compensation. In addition, and as a consequence of the importance of these Non-GAAP financial measures in managing our business, the Company’s Compensation Committee of the Board of Directors incorporates Non-GAAP financial measures in the evaluation process for determining management compensation.
Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted Net Earnings and Adjusted Earnings per Share
These Non-GAAP measures reflect Operating income, Operating income margin, Net earnings, and Diluted earnings per share, as adjusted to exclude the impact of certain costs, expenses, gains and losses and other specified items that management believes are not indicative of our ongoing operating performance. These adjusted measures exclude the impact of: (i) Amortization of Acquired Intangibles and Purchased Intellectual Property, (ii) Acquisition and Integration Costs, (iii) Tax Act items, (iv) the Gain on Sale of Securities and (v) the Message Automation Limited ("MAL") investment gain. Amortization of Acquired Intangibles and Purchased Intellectual Property represents non-cash amortization expenses associated with the Company's acquisition activities. Acquisition and Integration Costs represent certain transaction and integration costs associated with the Company’s acquisition activities. Tax Act items represent the net impact of a U.S. federal transition tax on earnings of certain foreign subsidiaries, foreign jurisdiction withholding taxes and certain benefits related to the remeasurement of the Company's net U.S. federal and state deferred tax liabilities attributable to the Tax Act. The Gain on Sale of Securities represents a non-operating gain on the sale of securities associated with the Company's retirement plan obligations. The MAL investment gain represents a non-cash, nontaxable gain on investment from the Company’s acquisition of MAL in March 2017.
We exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, Acquisition and Integration Costs, Tax Act items, Gain on Sale of Securities and the MAL investment gain from our earnings measures because excluding such information provides us with an understanding of the results from the primary operations of our business and these items do not reflect ordinary operations or earnings. Management believes these adjusted measures may be useful to an investor in evaluating the underlying operating performance of our business.

Free Cash Flow
In addition to the Non-GAAP financial measures discussed above, we provide Free cash flow information because we consider Free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated that could be used for dividends, share repurchases, strategic acquisitions, other investments, as well as debt servicing. Free cash flow is a Non-GAAP financial measure and is defined by the Company as Net cash flows provided by operating activities less Capital expenditures as well as Software purchases and capitalized internal use software.
Reconciliations of such Non-GAAP measures to the most directly comparable financial measures presented in accordance with GAAP can be found in the tables that are part of this press release.
Forward-Looking Statements
This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2019 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 (the “2018 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2018 Annual Report.
These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; a material security breach or cybersecurity attack affecting the information of Broadridge's clients; changes in laws and regulations affecting Broadridge’s clients or the services provided by Broadridge; declines in participation and activity in the securities markets; the failure of Broadridge’s key service providers to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.
About Broadridge
Broadridge Financial Solutions, Inc. (NYSE:BR) a global fintech leader and a member of the S&P 500, is the leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset managers and corporate issuers globally. Broadridge's investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge's infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than $5 trillion in fixed income and equity trades per day. Broadridge employs over 10,000 full time associates in 18 countries. For more information about Broadridge, please visit www.broadridge.com.

Contact Information
Investors:
W. Edings Thibault
Investor Relations
(516) 472-5129

Media:
Gregg Rosenberg
Corporate Communications
(212) 918-6966

Broadridge Financial Solutions, Inc.
Condensed Consolidated Statements of Earnings
(Unaudited)

Dollars in millions, except per share amounts	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2018	2017	2018	2017
Revenues	$1,320.4	$1,345.7	$4,329.9	$4,142.6
Operating expenses:
Cost of revenues	870.1	910.1	3,169.6	3,109.6
Selling, general and administrative expenses	184.9	138.6	565.4	501.4
Total operating expenses	1,055.0	1,048.7	3,735.0	3,611.0
Operating income	265.4	297.0	594.9	531.6
Interest expense, net	10.0	10.9	38.6	42.7
Other non-operating (income) expense, net	(2.6)	1.5	(4.7)	0.8
Earnings before income taxes	258.0	284.7	561.0	488.1
Provision for income taxes	51.2	97.6	133.1	161.4
Net earnings	$206.9	$187.1	$427.9	$326.8

Basic earnings per share	$1.76	$1.60	$3.66	$2.77
Diluted earnings per share	$1.72	$1.57	$3.56	$2.70

Weighted-average shares outstanding:
Basic	117.2	117.1	116.8	118.0
Diluted	120.4	119.5	120.4	120.8
Dividends declared per common share	$0.365	$0.33	$1.46	$1.32

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

Dollars in millions, except per share amounts	June 30, 2018	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$263.9	$271.1
Accounts receivable, net of allowance for doubtful accounts of $2.7 and $3.7, respectively	615.0	589.5
Other current assets	112.2	129.0
Total current assets	991.1	989.6
Property, plant and equipment, net	204.1	198.1
Goodwill	1,254.9	1,159.3
Intangible assets, net	494.1	486.4
Other non-current assets	360.5	316.4
Total assets	$3,304.7	$3,149.8
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	191.8	167.2
Accrued expenses and other current liabilities	479.2	495.3
Deferred revenues	106.3	82.4
Total current liabilities	777.3	744.9
Long-term debt	1,053.4	1,102.1
Deferred taxes	57.9	82.0
Deferred revenues	75.2	74.3
Other non-current liabilities	246.5	142.7
Total liabilities	2,210.4	2,146.0
Commitments and contingencies
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 154.5 and 154.5 shares, respectively; outstanding, 116.3 and 116.5 shares, respectively	1.6	1.6
Additional paid-in capital	1,048.5	987.6
Retained earnings	1,727.0	1,469.4
Treasury stock, at cost: 38.1 and 38.0 shares, respectively	(1,630.8)	(1,398.9)
Accumulated other comprehensive loss	(51.9)	(55.8)
Total stockholders’ equity	1,094.3	1,003.8
Total liabilities and stockholders’ equity	$3,304.7	$3,149.8

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Condensed Consolidated Statements of Cash Flows

Dollars in millions, unaudited	Fiscal Year Ended June 30,
	2018	2017
Cash Flows From Operating Activities
Net earnings	$427.9	$326.8
Adjustments to reconcile Net earnings to Net cash flows provided by operating activities:
Depreciation and amortization	82.1	68.6
Amortization of acquired intangibles and purchased intellectual property	81.4	72.6
Amortization of other assets	48.5	41.0
Stock-based compensation expense	55.1	46.1
Deferred income taxes	(9.3)	(14.7)
Excess tax benefits from stock-based compensation awards	—	(40.6)
Other	(21.2)	(8.6)
Changes in operating assets and liabilities, net of assets and liabilities acquired:
Current assets and liabilities:
Increase in Accounts receivable, net	(18.6)	(44.4)
(Increase) decrease in Other current assets	(7.6)	5.6
Increase in Accounts payable	43.0	16.2
Increase (decrease) in Accrued expenses and other current liabilities	(33.4)	119.2
Increase (decrease) in Deferred revenues	20.8	(4.5)
Non-current assets and liabilities:
Increase in Other non-current assets	(83.5)	(90.7)
Increase in Other non-current liabilities	108.3	23.2
Net cash flows provided by operating activities	693.6	515.9
Cash Flows From Investing Activities
Capital expenditures	(76.7)	(85.4)
Software purchases and capitalized internal use software	(21.2)	(28.3)
Acquisitions, net of cash acquired	(108.3)	(448.7)
Purchase of intellectual property	(40.0)	(90.0)
Other investing activities	(3.1)	(6.9)
Net cash flows used in investing activities	(249.3)	(659.3)
Cash Flows From Financing Activities
Debt proceeds	340.0	500.0
Debt repayments	(390.0)	(415.0)
Excess tax benefits from stock-based compensation awards	—	40.6
Dividends paid	(165.8)	(152.2)
Purchases of Treasury stock	(277.1)	(342.8)
Proceeds from exercise of stock options	52.0	60.9
Other financing activities	(9.0)	(3.2)
Net cash flows used in financing activities	(449.9)	(311.7)
Effect of exchange rate changes on Cash and cash equivalents	(1.6)	(1.6)
Net change in Cash and cash equivalents	(7.2)	(456.7)
Cash and cash equivalents, beginning of period	271.1	727.7
Cash and cash equivalents, end of period	$263.9	$271.1
Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Segment Results
(Unaudited)

Dollars in millions	Revenues
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2018	2017	2018	2017
	(in millions)
Investor Communication Solutions	$1,111.7	$1,155.7	$3,495.6	$3,398.6
Global Technology and Operations	233.5	216.7	911.6	825.5
Foreign currency exchange	(24.8)	(26.7)	(77.3)	(81.5)
Total	$1,320.4	$1,345.7	$4,329.9	$4,142.6

	Earnings (Loss) before Income Taxes
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2018	2017	2018	2017
	(in millions)
Investor Communication Solutions	$283.6	$297.6	$494.6	$428.2
Global Technology and Operations	46.3	39.1	199.3	162.5
Other	(74.5)	(52.6)	(151.4)	(110.5)
Foreign currency exchange	2.5	0.5	18.6	8.1
Total	$258.0	$284.7	$561.0	$488.1

Pre-tax margins:
Investor Communication Solutions	25.5%	25.8%	14.1%	12.6%
Global Technology and Operations	19.8%	18.0%	21.9%	19.7%

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
(Unaudited)

Dollars in millions, except per share amounts	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2018	2017	2018	2017
	(in millions)
Operating income (GAAP)	$265.4	$297.0	$594.9	$531.6
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	22.1	19.7	81.4	72.6
Acquisition and Integration Costs	2.8	7.1	8.8	19.1
Adjusted Operating income (Non-GAAP)	$290.2	$323.9	$685.1	$623.3
Operating income margin (GAAP)	20.1%	22.1%	13.7%	12.8%
Adjusted Operating income margin (Non-GAAP)	22.0%	24.1%	15.8%	15.0%

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2018	2017	2018	2017
	(in millions)
Net earnings (GAAP)	$206.9	$187.1	$427.9	$326.8
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	22.1	19.7	81.4	72.6
Acquisition and Integration Costs	2.8	7.1	8.8	19.1
Gain on Sale of Securities	—	—	(5.5)	—
Taxable adjustments	24.8	26.9	84.7	91.7
Tax Act items	(0.7)	—	15.4	—
MAL investment gain	—	—	—	(9.3)
Tax impact of adjustments (a)	(7.3)	(9.6)	(23.9)	(30.9)
Adjusted Net earnings (Non-GAAP)	$223.7	$204.3	$504.1	$378.3

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2018	2017	2018	2017
Diluted earnings per share (GAAP)	$1.72	$1.57	$3.56	$2.70
Adjustments:
Amortization of Acquired Intangibles and Purchased Intellectual Property	0.18	0.17	0.68	0.60
Acquisition and Integration Costs	0.02	0.06	0.07	0.16
Gain on Sale of Securities	—	—	(0.05)	—
Taxable adjustments	0.21	0.22	0.70	0.76
Tax Act items	(0.01)	—	0.13	—
MAL investment gain	—	—	—	(0.08)
Tax impact of adjustments (a)	(0.06)	(0.08)	(0.20)	(0.26)
Adjusted earnings per share (Non-GAAP)	$1.86	$1.71	$4.19	$3.13

(a) Calculated using the GAAP effective tax rate, adjusted to exclude the net $0.7 million benefits and $15.4 million charges associated with the Tax Act, as well as $22.3 million and $40.9 million of excess tax benefits associated with stock-based compensation for the three months and fiscal year ended June 30, 2018, respectively. For purposes of calculating Adjusted earnings per share, the same adjustments were made on a per share basis.

	Fiscal Year Ended June 30,
	2018	2017
	(in millions)
Net cash flows provided by operating activities (GAAP)	$693.6	$515.9
Capital expenditures and Software purchases and capitalized internal use software	(97.9)	(113.7)
Free cash flow (Non-GAAP)	$595.7	$402.2

Amounts may not sum due to rounding.

Broadridge Financial Solutions, Inc.
Reconciliation of Non-GAAP to GAAP Measures
Adjusted Earnings Per Share Growth, Adjusted Operating Income Margin and Free Cash Flow
Fiscal Year 2019 Guidance
(In millions, except per share amounts)
(Unaudited)

Adjusted Earnings Per Share Growth Rate (1)
Diluted earnings per share (GAAP)	12% - 16% growth
Adjusted earnings per share (Non-GAAP)	9% - 13% growth

Adjusted Operating Income Margin (2)
Operating income margin % (GAAP)	~14.5%
Adjusted Operating income margin % (Non-GAAP)	~16.5%

Free Cash Flow
Net cash flows provided by operating activities (GAAP)	$660 - $730
Capital expenditures and Software purchases and capitalized internal use software	(95) - (115)
Free cash flow (Non-GAAP)	$565 - $615

(1) Adjusted earnings per share growth (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs, and is calculated using diluted shares outstanding. Fiscal year 2019 Non-GAAP Adjusted earnings per share guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs, net of taxes, of approximately $0.60 per share.

(2) Adjusted Operating income margin (Non-GAAP) is adjusted to exclude the projected impact of Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs. Fiscal year 2019 Non-GAAP Adjusted Operating income margin guidance estimates exclude Amortization of Acquired Intangibles and Purchased Intellectual Property, and Acquisition and Integration Costs of approximately $94 million.